UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 16, 2006

WD-40 COMPANY

(Exact Name of Registrant as specified in its charter)

Delaware	000-06936	95-1797918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1061 Cudahy Place, San Diego, California 92110

(Address of principal executive offices, with zip code)

(619) 275-1400

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 14, 2006, WD-40 Company (the “Company”) entered into Change of Control Severance Agreements (the “Severance Agreements”) with the following six executive officers (the “Executive Officers”):

Garry O. Ridge, Chief Executive Officer

Michael J. Irwin, Chief Financial Officer

Michael L. Freeman, Division President—The Americas

Geoffrey J. Holdsworth, Managing Director—Asia-Pacific

Graham P. Milner, Executive Vice President—Global Development

William B. Noble, Managing Director—Europe

The Severance Agreements provide for the termination of existing employment agreements (the “Employment Agreements”) between the Company and the Executive Officers that included, among other terms, certain provisions for the payment of severance benefits upon termination of employment following a change of control of the Company (see Item 1.02 of this Current Report on Form 8-K for more information concerning the provisions of the terminated Employment Agreements.)

The new Severance Agreements provide that each Executive Officer will receive certain severance benefits if they are terminated without “Cause” or resign for “Good Reason”, as those terms are defined in the Severance Agreements, within two years after a “Change of Control” as defined in the Severance Agreements. If the Executive Officer’s employment is terminated during the aforementioned two-year period by the Company without Cause or by the Executive Officer for Good Reason, the Executive Officer will be entitled to a lump sum payment (subject to limits provided by reference to Section 280G of the Internal Revenue Code which limits the deductibility of certain payments to executives upon a change in control) of twice the Executive Officer’s salary, calculated based on the greater of the Executive Officer’s then current annual salary or a five-year average, plus twice the Executive Officer’s bonus compensation, calculated based on the greater of the most recent annual bonus compensation or a five-year average. Further, any of the Executive Officer’s stock options and other equity incentive benefits that are not then fully vested will be accelerated and vested in full following such termination of employment within such two-year period and the Executive Officer will be entitled to continuation of health and welfare benefits under the Company’s then existing benefit plans. No employment rights or benefits other than the change of control severance benefits are provided by the Severance Agreements.

For purposes of the Severance Agreements and subject to the express provisions and limitations contained therein, Change of Control means a transaction or series of transactions by which a person or persons acting together acquire more than 30% of the Company’s outstanding shares; a change in a majority of the incumbent members of the Company’s board of directors as specified in the Severance Agreements, a reorganization, merger or consolidation as specified in the Severance Agreements or a sale of substantially all of the assets or complete liquidation of the Company. As specified more particularly in the Severance Agreements, Change of Control does not include a reorganization, merger or consolidation or a sale or liquidation where a majority of incumbent members of the board of directors continue in office and more than 60% of the Company’s pre-transaction shareholders continue to maintain control of the resulting or successor company.

The Severance Agreements have a term of two years, subject to automatic renewal for successive two year periods unless notice of non-renewal is provided by the Company’s board of directors not less than six months prior to the end of the current term. The term of the Severance Agreements will be automatically extended for a term of two years following any Change of Control.

The foregoing description is a summary of the material terms of the Severance Agreements, does not purport to be complete, and is qualified in its entirety by reference to the actual Severance Agreements to be filed with the Company’s next Quarterly Report on Form 10-Q.

Item 1.02	Termination of a Material Definitive Agreement.

As set forth in Item 1.01 above, incorporated herein by this reference, existing Employment Agreements between the Company and the Executive Officers were terminated on February 14, 2006 upon execution of the Severance Agreements described in Item 1.01.

The terminated Employment Agreements provided for employment of the Executive Officers for three year terms expiring on August 1, 2008 for Mr. Ridge and on July 9, 2007 for each of the other Executive Officers. Each Employment Agreement provided for employment benefits, including an annual base salary for each Executive Officer subject to increase at the discretion of the Company’s board of directors. The Employment Agreements provided for severance compensation upon termination of employment of the Executive Officer without cause following a change of control (defined therein as the acquisition by tender offer, or other means of change of ownership, of 15% of the outstanding shares of the Company by a single entity, group or person.) The severance compensation payable under the Employment Agreements following a change of control was three times average annual gross compensation, including bonuses, for the five years prior to termination of employment, but not more than amounts permitted by Internal Revenue Code Section 280G which limits the deductibility of certain payments to executives upon a change in control.

The Employment Agreement between the Company and Mr. Ridge also provided for severance compensation upon termination of his employment without cause without regard to a change of control. In such event, the Employment Agreement with Mr. Ridge would have provided severance compensation in an amount equal to one year’s salary together with any incentive bonus compensation according to the Company’s annually established bonus formula, prorated for the portion of the Company’s fiscal year up to the date of such termination of employment.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WD-40 Company
(Registrant)

Date: February 16, 2006	/s/ MICHAEL J. IRWIN
Michael J. Irwin
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)